Contact:   610-337-1000                          For Release:   January 26, 2005
           Robert W. Krick, ext. 3141                           Immediate


UGI REPORTS HIGHER FIRST QUARTER RESULTS

VALLEY FORGE, Pa., January 26 - UGI Corporation (NYSE: UGI) reported that its net income for the first quarter of fiscal 2005 ended December 31, 2004 rose to $69.2 million, or $1.32 per diluted share, compared to $38.8 million, or $0.88 per diluted share for the first quarter of fiscal 2004. The results for the quarter include $5.9 million, or $0.11 per diluted share, arising from the reversal by UGI's French subsidiary, Antargaz, of certain non-income tax accruals related to a prior year. Average fully diluted shares outstanding were 19.7% higher in the recent quarter.

Lon R. Greenberg, chairman, president and chief executive officer of UGI, said, "The improvement in our earnings this quarter reflects the significant contribution to earnings from Antargaz. I am especially pleased with our results given the difficult environment we faced. All of our energy distribution business units experienced customer conservation due to high energy commodity costs. In addition, our propane businesses encountered warmer than normal winter weather. Despite these challenges, we continued to focus on growth and operational excellence."

UGI's net income from its domestic propane distributor, AmeriGas Partners L. P. (NYSE:APU), declined to $10.4 million in the fiscal 2005 quarter compared to $12.9 million last year. For the three months ended December 31, 2004, retail volumes sold declined to 296.8 million gallons from 304.5 million gallons sold in the prior-year period. Weather was 8.0% warmer than normal during the recent quarter compared to weather that was 7.4% warmer than normal in the prior-year period, according to the National Oceanic and Atmospheric Administration.

                                     -MORE-


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UGI REPORTS HIGHER FIRST QUARTER RESULTS                                  PAGE 2


The lower retail sales volumes and higher operating expenses this quarter reflect the dual challenges of significantly warmer weather and continued high propane product costs. Operating and administrative expenses rose during the quarter principally due to the impact of higher vehicle costs associated with increased fuel prices and lease expenses, higher employee compensation costs and higher general insurance expenses.

International Propane net income increased to $38.2 million in the recently-completed quarter from $4.8 million last year. Results for the recent quarter reflect full ownership of Antargaz compared to last year's results that included UGI's then-current 20% ownership interest. Antargaz sold approximately 104 million gallons of liquefied petroleum gases (LPG) while experiencing weather that was 3.3% warmer than normal during the 2004 three-month period compared to 97 million gallons sold and weather that was 2.5% warmer than normal in the same period in 2003. "Antargaz benefited from unusually high unit margins toward the latter part of the quarter reflecting falling product costs and a weaker dollar," noted Greenberg. The net income attributable to the reversal of French tax accruals is included in International Propane results. Income from equity investees declined in the 2004 period due to the absence of our equity investment in Antargaz. Results for Flaga, UGI's LPG distribution business headquartered in Austria, were modestly lower compared to the prior year on significantly warmer weather than last year.

At UGI Utilities' Gas Utility, net income declined to $14.5 million for the quarter ended December 31, 2004 compared to $15.2 million for the fiscal 2004 quarter. Weather in the service territory was essentially normal for the recent quarter versus 3.8% warmer than normal in the prior-year quarter. Total margin was virtually unchanged as lower margin from firm customers attributable to customer conservation offset the effects of colder weather, customer growth and increased margin from interruptible customers. Higher operating and administrative expenses in the quarter ended December 31, 2004 were attributable to greater uncollectibles expense partially offset by lower system maintenance expense.

Net income from UGI Utilities' Electric Utility improved slightly to $2.5 million in the recently completed quarter from $2.4 million in the prior-year quarter primarily because of modestly higher kilowatt-hour sales. Weather in the service territory was essentially normal in the recent quarter compared to 1.7% warmer than normal last year.

Net income from Energy Services declined slightly to $3.6 million in the fiscal 2005 first quarter from $3.7 million in the comparable fiscal 2004 quarter principally due to higher operating expenses resulting from higher uncollectibles expense partially offset by increased margin reflecting higher sales volumes at slightly higher average unit margins. Results from our regional heating and cooling business units were largely unchanged.

                                     - MORE-

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UGI REPORTS HIGHER FIRST QUARTER RESULTS                                  PAGE 3



Separately, UGI announced that for the three-year period ended December 31, 2004, the compound total return on UGI Common Stock was 31.9%, exceeding that of every company in the S&P Utilities Index. As a result, employees who received performance-contingent stock awards in early 2002 in accordance with UGI's long-term compensation plan will receive a portion of the payout under the plan in UGI Common Stock and will be deemed to have sold a portion of the shares to UGI for cash to pay income taxes. The appropriate disclosure on Form 4 will be filed later today with the Securities and Exchange Commission.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 46% of AmeriGas Partners, L. P. (NYSE: APU), the nation's largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

UGI will host its first quarter FY 2005 earnings conference call on Wednesday, January 26, 2005, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 888/203-1112, passcode 7435500 (International replay 719/457-0820, passcode7435500) through February 1, 2005.

The financial tables appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/1Q05/FINANCIALTABLE.PDF.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. Among them are adverse weather conditions, product cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, domestic and international economic and political conditions and currency exchange rates. You should read UGI's Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.

C-02                                  ###                                1/26/05

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                                 UGI CORPORATION
                               REPORT OF EARNINGS
                          (Millions, except per share)
                                   (Unaudited)


                                                                        Three Months Ended             Twelve Months Ended
                                                                           December 31,                    December 31,
                                                                    --------------------------       --------------------------
                                                                      2004(a)         2003(a)          2004(a)         2003(a)
                                                                    ----------      ----------       ----------      ----------
Revenues:
  AmeriGas Propane                                                  $    556.2      $    460.2       $  1,871.9      $  1,643.6
  International Propane                                                  278.9            15.8            596.5            56.0
  Gas Utility                                                            161.2           149.3            572.3           544.1
  Electric Utility                                                        22.3            21.4             90.6            88.7
  Energy Services                                                        329.0           232.9          1,063.3           796.0
  Corporate & Other                                                       15.5            14.1             59.5            51.5
                                                                    ----------      ----------       ----------      ----------
    Total revenues                                                  $  1,363.1      $    893.7       $  4,254.1      $  3,179.9
                                                                    ==========      ==========       ==========      ==========

Operating income (loss):
  AmeriGas Propane                                                  $     58.6      $     65.6       $    169.0      $    165.9
  International Propane (b)                                               65.4             1.8             84.1             2.2
  Gas Utility                                                             28.1            29.4             78.8            92.0
  Electric Utility                                                         4.7             4.5             21.1            19.2
  Energy Services                                                          6.1             6.3             30.9            21.6
  Corporate & Other                                                        0.1             0.7              2.1             2.3
                                                                    ----------      ----------       ----------      ----------
    Total operating income                                               163.0           108.3            386.0           303.2

Income (loss) from equity investees                                       (0.7)            4.2              6.4             7.6
Loss on extinguishment of debt                                              --              --               --            (3.0)
Interest expense:
  AmeriGas Propane                                                       (20.5)          (21.1)           (82.5)          (85.5)
  International Propane                                                   (8.5)           (0.9)           (25.2)           (3.9)
  Gas Utility                                                             (4.1)           (4.1)           (15.9)          (15.8)
  Electric Utility                                                        (0.5)           (0.5)            (2.0)           (2.2)
  Corporate and Other, net                                                 0.1            (0.1)            (0.3)           (0.3)
                                                                    ----------      ----------       ----------      ----------
    Total interest expense                                               (33.5)          (26.7)          (125.9)         (107.7)
Minority interests, principally in AmeriGas Partners                     (20.6)          (22.7)           (45.4)          (36.8)
                                                                    ----------      ----------       ----------      ----------
Income before income taxes and subsidiary
  dividends on preferred shares subject to mandatory redemption          108.2            63.1            221.1           163.3
Income tax expense                                                       (39.0)          (24.3)           (79.1)          (61.5)
Dividends on UGI Utilities preferred shares subject to
  mandatory redemption                                                      --              --               --            (0.8)
                                                                    ----------      ----------       ----------      ----------
Net income                                                          $     69.2      $     38.8       $    142.0      $    101.0
                                                                    ==========      ==========       ==========      ==========
Earnings per share:
  Basic                                                             $     1.35      $     0.91       $     2.87      $     2.38
                                                                    ==========      ==========       ==========      ==========
  Diluted                                                           $     1.32      $     0.88       $     2.81      $     2.32
                                                                    ==========      ==========       ==========      ==========
Average common shares outstanding:
  Basic                                                                 51.374          42.839           49.454          42.509
                                                                    ==========      ==========       ==========      ==========
  Diluted                                                               52.600          43.947           50.518          43.576
                                                                    ==========      ==========       ==========      ==========
Supplemental information:
   Net income (loss):
    AmeriGas Propane (c)                                            $     10.4      $     12.9       $     26.9      $     23.4
    International Propane (b)                                             38.2             4.8             46.7             7.2
    Gas Utility                                                           14.5            15.2             37.2            45.6
    Electric Utility                                                       2.5             2.4             11.1            10.1
    Energy Services                                                        3.6             3.7             18.1            12.6
    Corporate & Other                                                       --            (0.2)             2.0             2.1
                                                                    ----------      ----------       ----------      ----------
       Total net income                                             $     69.2      $     38.8       $    142.0      $    101.0
                                                                    ==========      ==========       ==========      ==========

(a) UGI Corporation's results include Antargaz as an equity investee through March 31, 2004 and a consolidated operation beginning April 1, 2004.

(b) International Propane's operating income and net income include $7.9 million and $5.9 million, respectively, in both the three and twelve months ended December 31, 2004 due to the reversal of non-income tax accruals related to a prior year.

(c)   Amounts are net of minority interests in AmeriGas Partners, L.P.